Table of Contents

EXHIBIT 4.24

Exhibit 4.24
English Language Summary

Supply and Services Agreement with NEC Brasil S.A.(the “Agreement”)

Parties: Telemig Celular S.A. (“Telemig”), on the one side, and NEC Brasil S.A. (“NEC”), on the other side.

Date: July 11, 2008.

Purpose: NEC shall provide services and supply equipment to Telemig in order to expand Telemig’s carrier network.

Amount: R$44,376,504.97. The amount may be adjusted for inflation for invoices issued more than 12 months after the Agreement has been in force, by the IGP-DI index.

Payment: Payment is made within 60 days after the services or equipment relative to each purchase order placed by Telemig are delivered and approved.

Expiration: December 31, 2009.

Termination: Telemig is entitled to terminate the Agreement in case NEC breaches the Agreement, or files for bankruptcy or insolvency relief, or if the scheduled completion is materially delayed. NEC is entitled to terminate the Agreement if Telemig files for bankruptcy or insolvency relief, or if it delays payment without cause for more than 60 days.